Company Logo

TRIPOS, INC.

To Our Shareholders:


     You are invited to attend the Annual Meeting of Shareholders of Tripos, Inc. to be held at 1:00 p.m. local time on May 7, 1998 at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri, 63105. At this meeting you are being asked to vote on several matters recommended by the Board of Directors of Tripos, Inc. We want to emphasize the importance of proposals 2 and 3, our two stock plan proposals, to our future success. We are requesting your approval of these proposals to allow us to attract, retain and motivate highly qualified employees, and thus enhance the value of the Company. Proposal 3, when considered in conjunction with the Board of Directors' commitment to reduce the number of shares reserved under the Director Stock Plans (as described below), will not result in an aggregate increase in the total number of shares reserved under the Company's stock option plans.

      An important focus in establishing employee compensation at Tripos is the relationship between long-term compensation and stock price, achieved through the judicious award of stock options and participation by our employees in the Company's 1994 Employee Stock Purchase Plan ("1994 ESP Plan"). We believe these two stock plans are key ingredients to our prospects of success.

      The Board and management continue to examine the benefits and costs of Tripos' compensation philosophy. The Company periodically engages compensation attorneys and consultants who advise the Company on the most effective methods and levels of employee stock compensation. This is admittedly a difficult process with many factors that must be frequently revisited.

      First, we must ensure we are able to continue to hire and retain qualified individuals to support the needs of our rapidly growing business. We are satisfied that our prior option granting practices have been a critical factor in our ability to hire and retain individuals whose collective contributions have greatly added to Tripos' success. At this time, 67% of our technical and professional employees hold unvested stock options. We recognize these employees have portable skills and frequently have opportunities to accept other employment, and we believe our broad and inclusive policy of granting stock options is a strong factor in our successful efforts to hire, retain and motivate employees. We have been informed that our technical and professional employee turnover rate is significantly lower than that of comparable high-tech companies. Tripos has greatly benefited from being better able to focus on the needs of our dynamic business instead of spending extra dollars to recruit, relocate, assimilate and train even more new employees.

     Second, we must balance the costs of stock compensation against other benefits. The Company has established a 401(k) plan, but has not established an employee retirement pension program. We believe equity awards are the most attractive and cost-effective means to assist employees in planning for their long-term needs. Employee participation in the Company's 1994 ESP Plan reaffirms this belief and vividly demonstrates our employees' faith in Tripos and their willingness to work hard for its success. At December 31, 1997, 60% percent of eligible employees participated in the 1994 ESP Plan. Due to the value of this plan to the employees, 106,553 shares had been purchased from the reserve since the plan's inception leaving a balance available for purchase of 43,447 shares. In the event that this reserve is not replenished, the Company could only continue the 1994 ESP Plan through the purchase of shares on the open market using current cash reserves. The Board of Directors believes that these current cash reserves should be utilized for investment and expansion of the Company to maximize shareholder value.

     Let us assure you that the Board of Directors is very sensitive to the dilutive nature of employee stock plans. With this in mind, the Board has resolved that, upon approval of proposal 3, (i) the Company's 1994 Director Stock Option Plan shall be amended to reduce the number of shares reserved thereunder from 300,000 to 240,000 shares, and (ii) the Company's 1996 Director Compensation Plan shall be amended to reduce the number of shares thereunder from 200,000 to 80,000 shares. The purpose of such reductions is to eliminate the dilutive impact of proposal 3 so that, upon approval of the proposal, the total number of shares subject to issuance pursuant to the Company's stock option plans shall remain the same. The Board believes that such "reallocation" of shares from the director stock plans to the employee stock option plan is in the best interest of the Company and its employees and is calculated to maximize shareholder value.

     We truly believe that approval of these proposals will continue to enhance the value of Tripos' stock. As illustrated in the Performance Graph on page 14 of the proxy statement, the Company's stock price increased approximately 24% during fiscal 1997 and approximately 207% over the last three complete fiscal years. The Board and management strongly support approval of proposals 2 and 3 to help ensure we continue on this successful path.



                                   Sincerely,



                                   _____________________________
                                   Ralph S. Lobdell
                                   Chairman of the Board of
                                   Directors






                            Company Logo

                            TRIPOS, INC.


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held May 7, 1998

To Our Shareholders:

      The Annual Meeting of Shareholders of Tripos, Inc. (the "Company") will be held at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri, 63105 at 1:00 p.m. local time on May 7, 1998 for the following purposes:

     1. To elect directors to serve for the ensuing year or until their successors are elected;

     2. To amend the 1994 Employee Stock Purchase Plan to increase the number of shares reserved thereunder from 150,000 to 350,000 shares;

     3. To amend the 1994 Stock Option Plan to increase the number of shares reserved thereunder from 1,100,000 to 1,280,000 shares;

     4. To act upon such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 3, 1998 as the record date for determining those shareholders who will be entitled to notice of and to vote at the Annual Meeting.

     Representation of at least a majority of all outstanding shares of Common Stock of the Company is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY FORM AND RETURN IT IN THE ENCLOSED ENVELOPE. You may revoke your proxy at any time prior to the time it is voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                             Sincerely,



                                             Colleen A. Martin
                                             Corporate Secretary

St. Louis, Missouri
April 7, 1998



         Shareholders Should Read the Entire Proxy Statement
           Carefully Prior to Returning Their Proxy Forms

                           PROXY STATEMENT
                                 FOR
                  ANNUAL MEETING OF SHAREHOLDERS OF
                            TRIPOS, INC.

                       To Be Held May 7, 1998

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tripos, Inc. ("Tripos" or the "Company") of proxies to be voted at the Annual Meeting of
Shareholders which will be held at 1:00 p.m. local time on May 7, 1998 at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri 63105, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy form are first being mailed to shareholders on or about April 7, 1998.

                   VOTING RIGHTS AND SOLICITATION

      The close of business on April 3, 1998 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting. As of that date, Tripos had 3,178,959 shares of Common Stock, $.01 par value per share (the "Common Stock"), issued and outstanding. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

      Shares of the Company's Common Stock represented by proxies in the accompanying form that are properly executed and returned to Tripos will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1 -- Election of Directors" and FOR the amendment to the 1994 Employee Stock Purchase Plan as described herein under "Proposal 2 -- Amendment to the 1994 Employee Stock Purchase Plan" and FOR the amendment to the 1994 Stock Option Plan as described herein under "Proposal 3 - Amendment to the 1994 Stock Option Plan". Management does not know of any matters to be presented in this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareholder has the right to revoke his or her proxy at any time before it is voted. A proxy may be revoked either by written notice to the Secretary of the Company or by attending the meeting and voting in person. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares present, in person or by proxy, at the Annual Meeting, is required to elect directors. "Plurality" means that the nominees who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. Consequently, marking the proxy ballot to withhold a vote for one or more nominees does not have the effect of a vote against said nominee(s), but will have an effect on the number of votes cast in the election and could effect the outcome. The affirmative vote of a majority of the shares casting votes, which are present in person or by proxy at the Annual Meeting, is required to approve Proposal 2 and Proposal 3 and to act on any other matters properly brought before this meeting. Shares represented by proxies which are marked "withhold authority" with respect to the election of any one or more of the nominees for election of directors and proxies which are marked "abstain" with respect to Proposals 2 and 3 will be counted for the purpose of determining the number of shares represented by proxy at the meeting and the presence or absence of a quorum. If no specification is made on a duly executed proxy, the proxy will be voted FOR election of the directors nominated by the Board of Directors and FOR Proposal 2 and FOR Proposal 3. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      The entire cost of soliciting proxies will be borne by Tripos. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telefax or special letter by officers and regular Tripos employees for no additional compensation. The Board of Directors of the Company has engaged ChaseMellon Shareholder Services to provide routine advice and services. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of the Company's Common Stock, and such persons shall be reimbursed for their reasonable expenses.

                        SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be considered at the 1999 Annual Meeting of Shareholders must be received by Tripos no later than December 11, 1998. The proposal must be mailed to the Company's principal executive offices, 1699 South Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.



             MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                             PROPOSAL 1:

                        ELECTION OF DIRECTORS

      The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, either the size of the Board will be reduced or the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director. The directors will serve for a one year term, or until their respective successors are duly elected and qualified. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

Nominees to Board of Directors
    Name         Director    Age        Name              Director     Age
                  Since                                     Since

Ralph S. Lobdell   1994      54     Alfred Alberts           1997      66
Stewart Carrell    1994      64     John P. McAlister,III    1994      49
Gary Meredith      1996      63     Ferid Murad              1996      61


     Ralph S. Lobdell has served as Chairman of the Board of Directors of the Company since June 1994. Mr. Lobdell received his Bachelor of Science degree from the U.S. Naval Academy in 1965 and his Master of Business Administration from Stanford University in 1972. Mr. Lobdell worked for First Chicago Corporation from 1972 through 1977, initially on the parent company staff and then its venture capital subsidiaries. In 1977, Mr. Lobdell joined Abbott Laboratories in Chicago in Corporate Planning and Development. Mr. Lobdell worked for the Harbour Group, a St. Louis based investment company, from 1979 to 1991 and was appointed President in 1987. He served on the Board of Directors of virtually all of Harbour's portfolio companies acquired during his tenure.

     Alfred Alberts was named a Director of the Company in February 1997. Mr. Alberts is currently serving on the Board of Directors of Inflazyme Pharmaceuticals, Ltd., Vancouver, and is a scientific consultant to several major pharmaceutical companies. He served as the Vice President of Biochemistry and Natural Product Discovery at Merck Research Laboratories prior to his retirement in 1995. Prior to joining Merck, Mr. Alberts was a member of the faculty of the Department of Biochemistry at Washington University, St. Louis. Mr. Alberts has co-authored six patents and received several prestigious awards including the Thomas Alva Edison Award, the Inventor of the Year Award as well as an Honorary Doctor of Science degree from the University of Maryland.

      Stewart Carrell has been a Director of the Company since May 1994. He also serves as Chairman of the Board of Directors of Evans & Sutherland Computer Corporation and of Seattle Silicon Corporation. Between 1984 and 1994, Mr. Carrell was Chairman and Chief Executive Officer of several companies through his association with the investment banking and venture capital firm of Hambrecht & Quist. Prior to 1984, Mr. Carrell was employed for 25 years by Texas Instruments in various capacities, the most recent of which was Executive Vice President. Mr. Carrell holds an undergraduate degree from Southern Methodist University and a Masters degree from Stanford University.

      Dr. John P. McAlister, III has served as Chief Executive Officer and Director since May 1994. Dr. McAlister obtained his B.S. in Chemistry from Tarleton State College in 1971 and his Ph.D. in Biochemistry and X-Ray Crystallography from the University of Wisconsin, Madison, in 1978. After a two-year post-doctoral appointment, Dr. McAlister joined the staff of the Computer Systems Laboratory at Washington University, St. Louis, in 1980, where he served first as Associate Director of the MMS-X National Collaborative Research Program and then as Research Associate in Computer Science. Dr. McAlister began working for Tripos in 1982 under contract to supervise software development for molecular graphics applications. In 1984, he joined Tripos as Director of Software Research and Development. In 1987, Dr. McAlister was named Vice President, Research and Development, and in 1988 was promoted to President.

      Gary Meredith was named a Director of the Company in January 1996. He currently serves as Senior Vice President and Secretary of Evans & Sutherland Computer Corporation ("E&S"). Mr. Meredith has been with E&S for twenty years where he has held several positions including Assistant to the President, VP-Administration, President-Interactive Systems Division, VP-Development, and Chief Financial Officer. Prior to joining E&S, he was President of Interwest General Corporation and Windsor Industries. Mr. Meredith also was Chairman and President of Reid-Meredith, Inc., a company he founded in 1962. Mr. Meredith received his B.S. degree from Brigham Young University. In addition to his position on the Board of Directors of Tripos, Mr. Meredith is a Director of Blue Cross/Blue Shield of Utah.

      Dr. Ferid Murad was named a Director of the Company in November 1996. Dr. Murad received his M.D. and Ph.D. from Western Reserve University. Dr. Murad is the former Vice President of Pharmaceutical Research and Development at Abbott Laboratories, and formerly, the President and CEO of Molecular Geriatrics Corporation, a bio-pharmaceutical company. Dr. Murad has held a number of notable positions during his career including Chairman of the Department of Medicine at Stanford University, Chief of Medicine at Palo Alto Veterans Administration Hospital, and Director of Clinical Research at the University of Virginia School of Medicine. Dr. Murad was the 1996 recipient of the prestigious Albert Lasker Medical Research award and is a member of the National Academy of Science. He is currently Professor and Chairman of the Department of Integrative Biology and Pharmacology at the University of Texas Medical School.

      There are no family relationships among executive officers or directors of the Company. No related party transactions occurred between the Company and any of the directors or their affiliates.


Board Meetings and Committees

      During the fiscal year ended December 31, 1997, the Board of Directors of the Company held a total of ten (10) meetings. During this period, a quorum of directors attended or participated in all of (i) the meetings of the Board that were held and (ii) the meetings held by all committees of the Board of which they were members.

      The Company has an Audit Committee, a Compensation Committee, an Executive Committee, and a Technical Review Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

       The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, consisting of Stewart Carrell, Ralph Lobdell, Alfred Alberts, Gary Meredith and Ferid Murad, held two (2) meetings during fiscal 1997.

      The Compensation Committee reviews and approves the Company's compensation arrangements for management. This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad, held two (2) meetings during fiscal 1997.

      The Executive Committee receives investment proposals from within and without the Company and decides whether they merit consideration. This Committee, consisting of Ralph Lobdell, Alfred Alberts, Stewart Carrell, Gary Meredith and Ferid Murad, held four
(4) meetings during fiscal 1997.

      The Technical Review Committee reviews and approves the mechanisms by which scientific and software development decisions are made by the Company. This Committee, consisting of John McAlister, Alfred Alberts, Ferid Murad and several key employees, did not meet during fiscal 1997.


Director Remuneration

      Non-employee members of the Board, except for Mr. Lobdell, are each paid an annual retainer of $10,000, and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at all Board meetings and applicable committee meetings. The annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate. Employee members of the Board receive no additional compensation for their service on the Board.

     Under the Tripos, Inc. 1994 Director Option Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 10,000 shares of the Company's Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 2,500 shares on January 1 of each year. Options issued under the Tripos, Inc. 1994 Director Option Plan become exercisable at a rate of twenty-five percent (25%) of the shares under such option on each anniversary of the grant of the option. There are currently 300,000 shares reserved for issuance of options under the 1994 Director Option Plan, as amended. The exercise price for the options granted under the 1994 Director Option Plan is equal to the fair market value of the Common Stock as of the last trading day immediately prior to the date the option is granted. The options have a term of ten years. However, each option automatically terminates 90 days after the optionee ceases to be a director of the Company except by reason of the optionee's death, disability, or employment by the Company or a subsidiary, and terminates within twelve (12) months after the occurrence of one of these stated events.

     Dr. Ferid Murad, receives a $1,000 fee for his role as Chairman of the Technical Review Committee for every meeting he attends, and is reimbursed for all out-of pocket costs incurred with his attendance at such meetings.

      Mr. Ralph Lobdell receives an annual retainer of $25,000 as Chairman of the Board for the Company, in lieu of the $10,000 annual retainer received by other non-employee Board members, and is reimbursed for all out-of-pocket expenses related to attendance at meetings of the Board of Directors. Mr. Lobdell's annual retainer is paid quarterly in the form of 50% cash and 50% stock valued at the then market rate.

      No other compensation is paid to the non-employee members of the Board with respect to service on the Board.

Recommendation of the Board of Directors

      The Board of Directors recommends that the shareholders vote FOR the election of each of the above nominees.



                             PROPOSAL 2:
         AMENDMENT TO THE 1994 EMPLOYEE STOCK PURCHASE PLAN

      The Board of Directors of the Company adopted an amendment to the 1994 Employee Stock Purchase Plan (the "1994 ESP Plan") on March 17, 1998, and directed that the amendment be submitted to the shareholders of the Company for their approval. At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's existing 1994 ESP Plan to increase the maximum aggregate number of shares which may be purchased by employees under the Plan from one hundred fifty thousand (150,000) to three hundred fifty thousand (350,000).

     The 1994 ESP Plan is intended to provide for the sale of Common Shares of the Company to its employees. The Board of Directors believes that it is in the best interests of the Company and its shareholders to provide a means for the employees of the Company to align their interests with those of the shareholders they serve.

General.   The 1994 ESP Plan was adopted on May 9, 1994  and  became
effective upon such date. The 1994 ESP Plan provides for the grant of options to purchase Common Stock to employees of the Company.

Administration. The 1994 ESP Plan is designed to work as an incentive performance plan. Eligible employees may elect to have funds withheld from their pay to be set aside for the semi-annual purchase of Common Shares of the Company.

Eligibility. Only employees of the Company are eligible under the 1994 ESP Plan. Currently, ninety two (92) employees (60% of the eligible employees) participate in the 1994 ESP Plan.

Terms of Options. The exercise price of options granted to participating employees is equal to 85% of the lower of the fair market value of Tripos Common Stock on the beginning date or the ending date of the semi-annual offering period (ending each June 30 and December 31). Employees may enroll in the Plan semi-annually on January 1 or July 1. Options granted to each employee consist of overlapping twenty-four month offering periods within which the employee may continue to purchase shares at their enrollment price as long as it remains lower than the fair market value at the end of each succeeding offering period. Employees may designate up to 10% of their pay to be withheld and deposited into a Plan account to be used toward the semi-annual purchase of Common Shares in the Company.

Adjustment Upon Changes in Capitalization. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in a greater or lesser number of shares of Tripos Common Stock, appropriate adjustment shall be made in the option price and in the number of shares remaining in reserve subject to the options. In the event of the proposed dissolution or liquidation of the Company, to the extent that an option or right has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. In the event of the merger or sale of substantially all of the assets of the Company, all outstanding options shall be assumed or substituted by the successor corporation, or if they are not assumed or substituted, the Board may shorten the offering period and all outstanding options will be automatically exercised on the exercise date set by the Board of Directors unless the employee withdraws prior to that date.

Amendment and Termination. The Board of Directors may amend or terminate the 1994 ESP Plan at any time. However, no such action by the Board of Directors may unilaterally alter or impair any option previously granted under the 1994 ESP Plan without the consent of the optionee. To the extent necessary to comply with Rule 16b-3 or under Section 423 of the Internal Revenue Code, the Company shall obtain shareholder approval in such a manner and to such a degree as required. In any event, the 1994 ESP Plan will terminate in May 2004.

Federal Income Tax Implications. No Federal income tax is due upon the receipt of the grant by the employee of a grant of options under the 1994 ESP Plan or upon exercise of an option to purchase Common Stock. Upon disposition of the underlying shares at a profit, the employee will have ordinary income with respect to the 15% discount and capital gain or ordinary income from any additional profit. The Company is not entitled to a deduction with respect to grants under the 1994 ESP Plan.

Reserve - Number of Shares Available. One hundred fifty thousand shares of Common Stock are currently reserved for issuance pursuant to the 1994 ESP Plan. As of December 31, 1997, 106,553 shares of Common Stock had been purchased and issued under the Plan. Without taking into account this proposed amendment to increase the maximum aggregate number of shares, 43,447 shares remained available for future purchase as of December 31, 1997. The amendment to the 1994 ESP Plan will increase the number of shares of Common Stock available for issuance pursuant to the 1994 ESP Plan from 150,000 to 350,000.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the amendment to the 1994 Employee Stock Purchase Plan.


                             PROPOSAL 3:
               AMENDMENT TO THE 1994 STOCK OPTION PLAN

      The Board of Directors of the Company adopted an amendment to the 1994 Stock Option Plan (the "1994 Plan") on March 17, 1998, and directed that the amendment be submitted to the shareholders of the Company for their approval. At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's existing 1994 Plan to increase the maximum aggregate number of shares which may be optioned and sold under the Plan from one million one hundred thousand (1,100,000) to one million two hundred eighty thousand (1,280,000).

      The 1994 Plan is intended to provide additional compensation and incentive to key employees whose present and potential contributions are important to the continued success of the Company, to afford such employees an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to attract and retain the best available talent.

General. The 1994 Plan was adopted on May 9, 1994 and became effective upon such date. The 1994 Plan provides for the grant of nonstatutory and incentive stock options to employees of the Company pursuant to a discretionary grant mechanism.

Administration. The 1994 Plan is designed to work as an incentive performance plan. Options are granted by the President, with the approval of the Compensation Committee of the Board of Directors, typically annually or upon promotions of key individuals.

Eligibility.   Only  employees or consultants  to  the  Company  are
eligible under the 1994 Plan. Currently, eighty five (85) employees participate in the 1994 Plan.

Terms of Options. The exercise price of options granted to employees must be 100% of the fair market value of the Tripos Common Stock on the date of the grant unless the employee owns Common Stock representing more than 10% of the voting power of all classes of stock in the Company, any parent or subsidiary, in which case the exercise price may be no less than 110% of the fair market value of the Common Stock on the date of the grant. The consideration for exercising options granted to employees may only consist of cash, check, previously owned shares of Tripos Common Stock or cashless exercise. Options granted to the employees have a ten year term unless the optionee owns stock representing more than 10% of the voting power of all classes of stock in the Company, any parent or subsidiary, in which case the term may not exceed five years. Options granted to the employees vest at the rate of 25% on the first anniversary of the grant and 1/48th per month for the next 36 months. Outstanding options will expire on the earlier of ten years from the date of grant or 90 days after the employee receiving the grant ceases to be employed by the Company.

Adjustment Upon Changes in Capitalization. In the event any change is made in the Company's capitalization, such as a stock split or stock dividend, which results in a greater or lesser number of shares of Tripos Common Stock, appropriate adjustment shall be made in the option price and in the number of shares subject to the options. In the event of the proposed dissolution or liquidation of the Company, to the extent that an option or right has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. In the event of the merger or sale of substantially all of the assets of the Company, all outstanding options shall be assumed or substituted by the successor corporation, or if they are not assumed or substituted, they shall become fully vested unless the Board of Directors determines otherwise.

Amendment and Termination. The Board of Directors may amend the 1994 Plan at any time or may terminate it without approval of the shareholders. However, no such action by the Board of Directors may unilaterally alter or impair any option previously granted under the 1994 Plan without the consent of the optionee. In any event, the 1994 Plan will terminate in May 2004.

Federal Income Tax Implications. All options granted under the 1994 Plan are granted at the market price on the date of the grant. As a result, no Federal income tax is due upon the receipt of the grant by the employee. Federal taxes will apply at the time the employee recognizes a gain from the exercise and sale of the underlying shares. The Company may be entitled to a deduction equal to the amount of taxable gain recognized by the optionee.

Reserve - Number of Shares Available. One million one hundred thousand shares of Common Stock are currently reserved for issuance pursuant to the 1994 Plan. As of December 31, 1997, options to purchase 895,207 shares of Common Stock had been granted, of which, options for 199,126 shares had been exercised. Without taking into account this proposed amendment to increase the maximum aggregate number of shares, 204,793 shares remained available for future grants as of December 31, 1997. The amendment to the 1994 Plan will increase the number of shares of Common Stock available for issuance pursuant to the 1994 Plan from 1,100,000 to 1,280,000.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the amendment to the 1994 Stock Option Plan. As detailed in Chairman Ralph Lobdell's introductory letter to shareholders, the Board of Directors has resolved that, upon approval of this proposal, they will reduce the number of shares reserved under the 1994 Director Stock Option Plan and the 1996 Director Compensation Plan to offset this increase in the 1994 Stock Option Plan reserve.


                       OWNERSHIP OF SECURITIES

     The following table sets forth, as of the Record Date, the name of each person who owns of record or is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, the number of shares owned by all directors, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and all directors and executive officers as a group, and the percentage of the outstanding shares represented thereby. The Company believes that each of the directors and executive officers has sole voting and investment power over such shares of Common Stock.

Holders of More than 5%
                                 Amount and
                                  Nature of            (1)
Name and Address of              Beneficial        Percent of
Beneficial Owner                  Ownership           Class

J.P. Morgan & Co., Inc.          305,300 (2)          9.6%
60 Wall Street                   360,502 (3)
New York, New York 10260

State of Wisconsin Investment    278,334 (2)          8.8%
Board                            278,334 (3)
P.O. Box 7842
Madison, Wisconsin  53707

Vanguard/PRIMECAP Fund, Inc.     100,000(2)           3.1%
P.O. Box 2600                    100,000(3)
Valley Forge, Pennsylvania
19482

FMR Corporation                  76,600 (2)           2.4%
82 Devonshire                    120,700 (3)
Boston, Massachusetts 02109


Directors and Named Executive Officers:

                                 Amount and
                                  Nature of            (1)
Name of Beneficial Owner         Beneficial         Percent of
                                  Ownership           Class

Ralph S. Lobdell                   48,775             1.5%
Alfred Alberts                      2,770               *
Stewart Carrell                    24,426               *
Gary Meredith                      16,301               *
John P. McAlister III             126,029             4.0%
Ferid Murad                         3,486               *
Martin Bohl                         8,230               *
Richard D. Cramer III              46,662             1.5%
W. Ward Davidson III               28,498               *
Martin Stuart                      13,570               *

All directors and named
executive officers as
a group (10 persons)              318,747            10.0%
)

*   Less than one percent of the outstanding Common Stock.
(1) Percentage of beneficial ownership is calculated assuming 3,178,959 shares of Common Stock were outstanding on April 3, 1998.
This percentage also includes Common Stock of which such individual or entity has the right to acquire beneficial ownership within sixty days of April 3, 1998, including but not limited to the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(2)   This  information is based on Schedules  13G  filed  with  the
Securities and Exchange Commission (the "SEC"). The reporting entity attests that they have sole voting and investment power over their reported shares of Common Stock.

(3) This information is based on Schedules 13G filed with the SEC. The reporting entity attests that they have sole dispositive power over their reported shares of Common Stock.


                             MANAGEMENT

Set forth below is certain information with respect to additional executive officers and key employees of the Company not listed in "Election of Directors":

     Name               Age       Title

Martin Bohl              55   Vice President, European Software Operations
Anthony L. Cooper        54   Managing Director, Tripos Receptor Research Ltd.
Richard D. Cramer, III   56   Vice President, Scientific Activities
W. Ward Davidson, III    57   Vice President, Sales
Robert C. Glen           44   Vice President, ADS Research US and Asia
Peter Hecht              35   Vice President, ADS Research Europe
Scott G. Hutton          37   Vice President and General Manager,
                                 Discovery Software
Colleen A. Martin        37   Vice President, Chief Financial Officer,
                                 and Secretary
James H. Munn            45   European Controller
David E. Patterson       46   Senior Fellow
Gregory B. Smith         38   Fellow
Martin Stuart            41   Vice President and General Manager, ADS
Products
Paul L. Weber            39   Vice President, Software Consulting and
                                 Web Technology
Mary P. Woodward         52   Vice President, Strategic Development
John D. Yingling         41   U. S. Controller and Corporate Treasurer


      Dr. Martin Bohl obtained his training at the Friedrich Shiller University of Jena in Germany, receiving the Diplom-Chemiker degree in 1974 and a Ph.D. in theoretical chemistry in 1979. After three years of research and management at the Jenaer Glaswerk Schott & Gen., Dr. Bohl joined the Academy of Sciences, Central Institute of Microbiology and Experimental Therapy in Jena. During an eight-year period, Dr. Bohl's major interests included structure-activity relationships of steroids. Dr. Bohl joined Tripos in 1989 as an Application and Sales Support Scientist. Other positions he has held include: Manager of the Munich Sales Office, European Technical Manager, and General Manager for Central and Southern Europe. Dr. Bohl was promoted to Vice President of European Software Operations in October 1996.

      Dr. Anthony L. Cooper received his B.S. degree in chemistry from Imperial College, London. His Ph.D. project involved studies of growth regulation in micro-organisms and was carried out in the Biochemistry Department of Imperial College. At Glaxo Research Ltd, he managed part of the Natural Products Discovery group focused on the identification of new antibiotics. At Maybridge Chemical Company Ltd. he set up and managed a biochemical research screening group and also worked in synthetic chemistry programs. In 1990, Dr. Cooper led a buy-out of this biochemical section and founded Receptor Research Ltd., of which he was Managing Director. Initial activities of this company involved receptor binding studies. Later research led to solid phase synthesis and other novel techniques for the production of drug-like compounds. Receptor Research was acquired by Tripos in November 1997 and renamed Tripos Receptor
Research Ltd. Dr. Cooper continues to direct the company and its research programs.

      Dr. Richard D. Cramer, III received his A.B. degree from Harvard University in Chemistry and Physics in 1963, and his Ph.D. in Physical Organic Chemistry from the Massachusetts Institute of Technology in 1967. Dr. Cramer worked for Polaroid Corporation from 1967 through 1969. This was followed by a two year fellowship as a senior member of the computer synthesis group at Harvard University under direction of Dr. E. J. Corey. Dr. Cramer joined Smith Kline & French Laboratories in 1971. He was awarded a succession of titles culminating in Associate Director and Fellow, Medicinal Chemistry. Dr. Cramer joined Tripos in 1983 as Vice President of New Products where he formulated the techniques of Comparative Molecular Field Analysis (CoMFA), a patented software technology, at Tripos. Dr. Cramer was named Vice President of Scientific Activities in 1988. Dr. Cramer also founded and currently serves on the Board of Directors of STATS, Inc.

      Mr. W. Ward Davidson, III obtained his B.S. in Psychology from the University of Maryland in 1966, and is a graduate of the
Management Development Program at Northeastern University. Mr. Davidson was a Systems Analyst and a Marketing Representative for IBM from 1966 through 1972. In 1972, he joined Digital Equipment Corporation, where he spent 12 years in Senior Sales Management and Operations Management. From 1984 until 1992 Mr. Davidson was Vice President, Sales for Culler Scientific, a mini-super computer manufacturer and Vice President, Sales for Wavefront Technologies, a 3-D animation software company. Mr. Davidson joined Tripos in January 1992, as Vice President of Sales.

      Dr. Robert C. Glen received his B.S. in Chemistry from the University of Paisley, Scotland in 1978 and his Ph.D. in Chemistry and X-ray Crystallography from the University of Stirling in 1982. Dr. Glen was a Senior Physical Chemist with responsibility for computer-aided molecular design (CAMD) at the Wellcome Research Laboratories, in London, from 1982 to 1987. After a short period at ICI Pharmaceuticals, Dr. Glen returned to Wellcome as a Senior Research Scientist responsible for CAMD, Protein Crystallography, measured physico-chemical properties and Quantitative Structure Activity Relationships. Dr. Glen has published over 70 scientific papers in drug discovery and holds a number of patents on drugs in the clinic, including Zomig (Zolmitriptan) for the treatment of migraine. Dr. Glen joined Tripos in June 1995 as Senior Director of Science. In February 1996, Dr. Glen was promoted to Senior Director of Collaborative Discovery Services and to Vice President Collaborative Discovery Services in August 1996. He was named Vice President, ADS Research US and Asia in November 1997.

      Dr. Peter Hecht received a degree in pharmacy from Vienna University, Austria in 1987. From 1987 to 1990 he worked at the Sandoz Research Institute in Vienna on the design of anti-fungal compounds as part of his Ph.D. thesis, which he completed in 1990. From 1990 to 1992 he served as a post-doctoral researcher at Tripos St. Louis, funded initially by Sandoz then by the Erwin Schrodinger scholarship. From 1992 to 1995 he worked at the Sandoz Research Institute in Vienna as head of the local computational chemistry group. In 1995, he joined Tripos in Munich and has been establishing the drug discovery efforts of Tripos as well as the consultancy service business in Europe. Dr. Hecht was promoted to Vice President, ADS Research Europe, which includes management of Tripos Receptor Research, in November 1997.

      Mr. Scott G. Hutton received his Bachelor of Science degree in Chemistry from the University of Missouri, Columbia, in 1984. Mr. Hutton worked as a Chemist at Monsanto Corporation from 1985 to 1988 and subsequently as a Technical Sales and Service Representative at the Waters Division of Millipore from 1988 to 1990. He joined Tripos as an Account Executive in 1990 and was promoted to Regional Sales Manager in 1992. In 1994, Mr. Hutton was named U.S. Sales Manager and promoted to Vice President of Marketing in August 1996. In August 1997, he was promoted to Vice President and General Manager, Discovery Software.

      Ms. Colleen A. Martin received her Bachelor of Science degree in Accounting from the University of Missouri, St. Louis, in 1982 and has attended Northwestern University's J.L. Kellogg Graduate School of Management Executive Programs. Ms. Martin, a Certified Public Accountant, worked on the audit staff for KPMG Peat Marwick LLP from 1982 through 1984 and worked for Continental Cablevision as District Controller from 1984 through 1989. Ms. Martin joined Tripos in June 1989 as Controller and was promoted to Vice President and Chief Financial Officer in April 1995.

     Mr. James H. Munn received both a B.A. in Biology in 1974 and a M.S. in Accounting in 1978 from California State University at Northridge. Mr. Munn, a Certified Public Accountant, worked on the audit staff of Price Waterhouse from 1979 through 1980. In 1980 he joined Tiger International as a Senior Financial Analyst and from 1983 through 1985 he was employed at Loral EOS as Supervisor of Accounting Operations. From 1985 to 1995, Mr. Munn held various financial management positions at Radio Free Europe/Radio Liberty, Inc., Munich, Germany. Mr. Munn joined Tripos in July 1995 as European Controller.

       Mr.   David  E.  Patterson   received  his  B.S.  in  Applied
Mathematics and Computer Science in 1974 and an M.S. in Systems Science in 1980 from Washington University in St. Louis. Mr. Patterson worked as a Senior Research Scientist with the Center for Air Pollution Impact and Trend Analysis from 1976 until joining Tripos in 1986. His positions have included Product Manager for QSAR and Senior Director of New Products prior to being promoted to Senior Fellow in March 1996.

      Mr. Gregory B. Smith received his B.S. and M.S. degrees in Computer Science from Washington University in 1983. As part of his graduate thesis, he worked on the team which developed the first SYBYL/VAX prototype under contract to Tripos. Mr. Smith joined Tripos in 1986 as a member of the technical staff where he was responsible for all graphics, systems, and quality control related activities. Mr. Smith was named Director of New Technology in 1990 and in 1994 was named Vice President of Technology and Quality Standards. In 1996 he became a Fellow, with responsibility for the corporate databases.

      Dr. Martin Stuart received his Bachelor of Science in Physics and Mathematics from the Council for National Academic Awards in London in 1982. He was awarded a Ph.D. in the Physics of Thin Films from the University College of North Wales in 1986. Dr. Stuart is a member of the Institute of Physics and is a Chartered Physicist. Dr. Stuart joined 3M Company in 1974 and held several scientific positions, and ultimately, Senior Research Scientist. His work ranged from optimization of photographic development systems to the design of highly efficient drug delivery systems. Dr. Stuart joined Tripos in 1987 to support its products in the United Kingdom and Scandinavia. He was promoted to Manager of Asia Pacific Sales in 1993. Dr. Stuart was promoted to Vice President of the Americas and Asia Pacific Sales in February 1996. In November 1997, he was promoted to Vice President and General Manager, ADS Products.

      Dr. Paul L. Weber obtained his Bachelor of Science degrees in Chemistry and Honors Biology from the University of Illinois, Urbana in 1981. He was awarded his Ph.D. in Biochemistry from the University of Washington, Seattle in 1985. Prior to joining Tripos, Dr. Weber was employed as Director of Scientific Applications at Hare Research, Inc. where he was involved with business development, customer support, sales and program documentation, development and debugging. Dr. Weber joined Tripos in January 1991 as the NMR Project Manager. In January 1995, Dr. Weber was promoted to Senior Director, Product Development and in November 1995 to Vice President, Product Development. In 1997, Dr. Weber initiated the Software Consulting Services effort and was named Vice President, Software Consulting Services & Web Technology.

      Ms.  Mary  P.  Woodward  obtained her  B.A.  in  English  from
Creighton University in 1967, her M.A. in English from the University of Kansas in 1969, and has taken courses in high technology, international marketing and strategic alliance offered in the Berkeley, Stanford, and Northwestern J.L. Kellogg Graduate School of Management Executive Programs. Since joining Tripos in 1983, Ms. Woodward has held a series of sales, legal, and marketing administration positions, and is currently Vice President, Strategic Development.

      Mr. John D. Yingling received his Bachelor of Science degree in Accounting from the University of Missouri, St. Louis, in 1979 and holds certificates as a Certified Public Accountant and a Certified Cash Manager. Mr. Yingling worked for Storz Instrument Company, a micro-surgical instrument manufacturer, in a series of accounting positions from 1979 to 1983 and for Clayton Brokerage Company from 1983 to 1985. This was followed by several accounting, tax and treasury positions at Venture Stores, Inc. from 1985 to 1995. Mr. Yingling joined Tripos in May 1995 as U.S. Controller and assumed the Corporate Treasurer responsibilities in March 1997.


           EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

   The following table sets forth the compensation earned by the Named Executive Officers for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1997, December 31, 1996, and December 31, 1995.

                     SUMMARY COMPENSATION TABLE

                                                   Long-Term
                                Annual            Compensation
                             Compensation            Awards
                                                         Securities  All Other
                                                  LTIP   Underlying Compensation
Name & Principal      Year   Salary    Bonus      Payouts  Options
    Position                ($) (1)   ($) (2)     $ (3)    #  (4)       ($) (5)

John P. McAlister III 1997  170,833   100,000       -       12,000      10,902
   President and      1996  150,000      -        17,949    15,000       4,500
 Chief Executive      1995  150,000    20,000       -       15,000       3,465
         Officer

W. Ward Davidson III  1997  120,000   101,580       -        5,000      30,757
  Vice President,     1996  120,000    76,881       -          -         8,750
           Sales      1995  124,932    70,068       -        2,500       7,723

Richard D. Cramer III 1997  115,000    38,669       -        5,000       2,588
  Vice President,     1996  115,000      -         4,711     5,000         -
      Scientific      1995  106,800     8,000       -        5,000       2,772
      Activities

Martin Stuart         1997#  89,167    85,222       -       22,500      15,027
  Vice President
  & General Manager,
  ADS Products

Martin Bohl           1997# 100,000    67,465       -        5,000      15,972
  Vice President,
  European Software
  Operations

Mark W. Schwartz      1997+  79,827    76,847       -          -        10,203
  Vice President,     1996  115,000    27,511       -        2,500       4,275
  Accelerated         1995  106,169    12,000       -       22,500       2,279
 Discovery Services

(1)  Includes salary deferred under the Company's 401(k) Plan.

(2) Bonuses earned were based on an allocation of a discretionary bonus pool. There were no bonuses earned through the discretionary bonus pool in 1995. Discretionary bonuses were accrued in fiscal 1994 and paid out in 1995. Bonuses for fiscal years 1994, 1995 and 1996 for Mr. Davidson were earned based on commissions payable upon the Company's achievement of targeted revenue levels. Bonuses for 1996 and 1997 for Mr. Schwartz were earned based on commissions payable upon the Company's achievement of targeted revenue levels. The 1997 bonus paid to Mr. Cramer included a commission related to achieving targeted revenue goals in 1996.

(3) LTIP Payouts represent the gain on the sale of stock options exercised under the Evans & Sutherland Computer Corporation 1985 Stock Option Plan for Key Employees granted and vested prior to the distribution of the Company's stock by Evans & Sutherland Computer Corporation ("E&S") to its shareholders on June 1, 1994, the ("Distribution").

(4) The number of shares underlying option grants include options granted to Tripos employees under the 1994 Stock Option Plan.

(5)  "All Other Compensation" includes a matching contribution to the
  Company's 401(k) Plan.  It also includes a car allowance for   Mr.
  Davidson, Mr. Stuart and Mr. Bohl.

+ Mr. Schwartz's 1997 compensation reflects the period up until his resignation from the Company on August 20, 1997.

#   Mr.  Stuart and Mr. Bohl became named executive officers of  the
Company during 1997.


Stock Options

   The following table contains information concerning the grant of stock options made to the Named Executive Officers in 1997.

                OPTION/SAR GRANTS IN LAST FISCAL YEAR


                  Individual Grants
                                % of
                               Total                             Potential
                    Number    Options/                           Realizable
                      of        SARs                           Value at Assumed
                  Securities Granted to                        Annual Rates of
                  Underlying  Employees  Exercise                Stock Price
                   Options/      in       Price                Appreciation for
                     SARs      Fiscal     Per     Expiration    Option Term
     Name          Granted      Year    Share(2)    Date      5% (3)    10% (3)

John P.
  McAlister III    12,000(1)     6.8%    $12.50    7/29/07    $94,334   $239,061

Richard D.
  Cramer III        5,000(1)     2.8%    $12.50    7/29/07    $39,306   $99,609

W. Ward
  Davidson III      5,000(1)     2.8%    $12.50    7/29/07    $39,306   $99,609

Martin Bohl         5,000(1)     2.8%    $12.50    7/29/07    $39,306   $99,609

Martin Stuart      10,000(1)     5.7%    $12.50    7/29/07    $78,612  $199,218
                   12,500(1)     7.1%    $13.69   12/22/07   $107,600  $272,679



(1) The options granted under the 1994 Stock Option Plan become exercisable as to 25% of the option shares on the first anniversary of the grant date and 1/48th per month for three years thereafter. The options have a 10-year term, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(2) The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3) The five percent (5%) and ten percent (10%) assumed annual rates of compounded stock price appreciation are mandated by the
rules  of  the  Securities  and Exchange Commission.   There  is  no
assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.


Option Exercises and Holdings

      The following table provides information with respect to the Named Executive Officers concerning unexercised options held as of the end of the 1997 fiscal year.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                  AND FISCAL YEAR-END OPTION VALUES



                Shares           Number of Securities
               Acquired               Underlying          Value of Unexercised
                  on     Value   Unexercised Options at   in-the-Money Options
  Name         Exercise Realized     Year-End 1997        at Fiscal Year-End

                                               Un-                       Un-
                  #        $    Exercisable exercisable  Exercisable exercisable
John P.
  McAlister III     0        $0  104,376     37,624     $1,003,916 (1) $261,585

Richard D.
  Cramer III    9,900  $108,900   37,642     16,458       $348,749 (1) $108,839

W. Ward
  Davidson III 26,161  $119,030    6,667     10,572        $63,232 (1)  $62,264

Martin Bohl         0        $0    6,417     13,583        $38,829 (1)  $40,421

Martin Stuart       0        $0    7,355     30,145        $56,360 (1)  $83,984

Mark W.        24,899  $102,811        0          0             $0 (1)       $0
  Schwartz


(1) Based on the fair market value of Tripos Common shares on December 31, 1997 ($14.625 per share).


                REPORT OF THE COMPENSATION COMMITTEE

      The following is the Report of the Compensation Committee of the Board of Directors ("the Committee"), describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1997. The Compensation Committee of the Board of Directors is responsible for setting the general compensation policies of the Company, which include specific compensation levels for executive officers, bonus pools, and the 1994 Tripos Stock Option Plan. These programs and the Committee's compensation philosophy are designed to attract and retain key executives by providing appropriate incentives linked to Company performance. The Committee is composed of all non-employee Directors.

Compensation Philosophy

      The Compensation Committee evaluates the performance of the Chief Executive Officer and other officers of Tripos annually based upon financial and non-financial performance goals which contribute to the profitability of the Company. The Compensation Committee has approved compensation policies that seek to enhance the linkage of compensation to Company objectives and overall company performance. The executive officers' compensation package is comprised of (i) base salary, (ii) annual incentive opportunity tied to achievement of Operating Income and other goals, and (iii) long-term incentives established to align management with shareholders, in the form of stock options. The Chief Executive Officer recommends annual increases for other executives for review and approval by the Board.

                 Base Salaries -- Individual salary increases are likely to be based on a variety of factors including, but not limited to: competitive salary levels, individual job responsibilities, results versus target objectives, and Company financial performance.

               Annual Incentives -- Effective for fiscal 1995 and later years, the Company's officers were eligible to participate in an annual incentive compensation plan. Annual incentive targets are set as a percent of salary for each officer based on attainment of financial goals including Operating Income and individual performance goals. Weighting of goals varies by participant. Over 120% of the Operating Income goal was achieved in fiscal 1996, therefore a payout related to financial goals was made in early 1997. No payout was made in 1996 for fiscal 1995 nor in 1998 for fiscal 1997.

                Long-term Incentives -- The Company has adopted  the
          1994  Tripos Stock Option Plan to attract and  retain  the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, and to promote the success of the Company's business. Awards under the 1994 Tripos Stock Option Plan are designed to give the recipient a significant equity stake in the Company and thereby closely align their interests with those of the Company's shareholders. In fiscal year 1994, the Board and Committee granted stock options to officers and other employees under the 1994 Tripos Stock Option Plan subsequent to the distribution of the Company's stock by Evans & Sutherland Computer Corporation ("E&S") to its shareholders on June 1, 1994, the ("Distribution"). The Committee has established certain general guidelines in making option grants to executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and his or her existing holdings of unvested options. The number of shares granted to each executive officer in fiscal years 1997, 1996 and 1995 was based upon the officer's tenure, level of responsibility, and relative position in the Company. However, the Committee does not adhere strictly to these guidelines and will occasionally vary the size of the option grant made to each executive officer as circumstances warrant.


Chief Executive Officer Compensation

     The Chairman and other members of the Compensation Committee meet semi-annually with Dr. McAlister to discuss his personal performance during the fiscal year. The Committee's objective is to have Dr. McAlister's base salary keep pace with the salaries being paid to similarly situated CEOs in the software and high technology industries, and reflect individual performance and achievement of Tripos corporate goals. Dr. McAlister's base salary is reviewed annually by the Compensation Committee based on these discussions and other criteria mentioned above.

      Notwithstanding anything to the contrary set forth in any of the Company's previous filing under the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report and the
Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

          Compensation Committee
          Mr. Ralph S. Lobdell, Chairman
          Mr. Stewart Carrell
          Mr. Gary Meredith
          Dr. Ferid Murad
          Mr. Alfred Alberts



                  COMPARISON OF SHAREHOLDER RETURN

        Indexed Comparison of Total Return since Distribution
        Total Return Index for the NASDAQ National Market and
          Total Return for NASDAQ Pharmaceutical Companies


           Performance graph showing data from chart below


                  6/1/94   12/31/94   12/31/95   12/31/96  12/31/97

NASDAQ            100.00    103.12     145.83     179.39    220.22
Pharmaceuticals   100.00     97.46     178.29     178.81    184.77
Tripos, Inc.      100.00     86.36     154.55     213.64    265.91


Note: Assumes $100 invested on 6/1/94 in the Company, the total return index for the NASDAQ National Market and the total return index for NASDAQ Pharmaceutical Companies. Assumes reinvestment of dividends on a daily basis.

      The graph covers the period from June 1, 1994, the date the Company's distribution of Common Stock to holders of record of the Common Stock of E&S commenced, through the fiscal year ended December 31, 1997. The graph assumes that $100 was invested on June 1, 1994 in the Company's Common Stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.



                            ANNUAL REPORT

      A copy of the Annual Report of the Company for the fiscal year ended December 31, 1997 has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Company filed a Form 10-K with the SEC. Shareholders may obtain a copy of the Form 10-K without charge, by writing to Colleen Martin/Corporate Secretary, at the Company's executive offices at 1699 South Hanley Road, St. Louis, Missouri 63144.

             SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

       Ernst & Young LLP, independent certified public accountants, has been selected by the Board of Directors as the firm to audit the accounts and to report on the financial statements of the Company for the current fiscal year ending December 31, 1998. Neither Ernst & Young LLP, nor any of its members has any financial interest, direct or indirect, in the Company, nor has Ernst & Young LLP, nor any of its members ever been connected with the Company as promoter, underwriter, voting trustee, director, officer or employee. It is anticipated that a representative of Ernst & Young LLP will attend the meeting and shall be available to respond to appropriate questions. It is not anticipated that the representative from Ernst & Young LLP will make any statement or presentation.



                            OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

                                   TRIPOS, INC.


                                   Colleen A. Martin
                                   Corporate Secretary

                                   April 7, 1998
                                   St. Louis, Missouri




                            Tripos, Inc.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                                  April 10, 1998
Dear Shareholder:

     The undersigned hereby appoints Colleen A. Martin and John D. Yingling as proxies, each with full power to appoint her/his substitute, and hereby authorizes them to vote all the shares of Common Stock of Tripos, Inc. held of record by the undersigned at the annual meeting of shareholders to be held on May 7, 1998, at 1:00 p.m., local time, at the World Trade Center St. Louis, 121 S. Meramec, 10th Floor, Clayton, Missouri, 63105, or at any adjournment thereof.: (1) as hereinafter specified upon the proposals listed on the reverse and as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Shareholders.

     PLEASE DETACH AND MARK THE PROXY, SIGN IT ON THE REVERSE SIDE,
       AND  RETURN IT IN THE ENVELOPE PROVIDED BEFORE THE BEFORE  THE
MEETING



---------------------------------------------------------------------
                      (Detach Proxy Form Here)


   A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD.

1. Election of Directors

      FOR ( ) all nominees listed below           WITHHOLD AUTHORITY  ( )
   (except as marked to the contrary below)       to vote for all
                                                  nominees listed below

  (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)

Ralph Lobdell, Alfred Alberts, Stewart Carrell, John McAlister,
             Gary Meredith,  Ferid Murad

2. To Amend the 1994 Employee Stock Purchase Plan to increase the number of shares reserved thereunder from 150,000 to 350,000 shares;

       FOR ( )         AGAINST  ( )         ABSTAIN  ( )

3. To amend the 1994 Stock Option Plan to increase the number of shares reserved thereunder from 1,100,000 to 1,280,000 shares;

       FOR ( )         AGAINST  ( )         ABSTAIN  ( )

4. In their discretion, the proxies are authorized to vote on such other business as may properly come before this meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.


                                   Dated: _______________, 1998


                                   ______________________________
                                         Signature *

                                   ______________________________
                                    Signature, if held jointly *

                                   *Please sign exactly as name
                                   appears on this form.  When
                                   signing as attorney, executor,
                                   administrator, trustee, or
                                   guardian, please give full title
                                   as such.  If a corporation, please
                                   sign in full corporate name by
                                   President or other authorized
                                   officer.  If a partnership,
                                   please sign in partnership
                                   name by authorized person.


 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PRIOR TO THE MEETING.
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                      (Detach Proxy Form Here)